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                                                                    EXHIBIT 99.6

                                 CUSTOMER E-MAIL
                          AUDIENCE: NEWSEDGE CUSTOMERS



August 7, 2001

Dear NewsEdge Customers and Partners:

Today marks an important and exciting day for NewsEdge and its customers and partners. Today, NewsEdge and The Thomson Corporation are announcing a definitive agreement under which Thomson will acquire NewsEdge by way of a cash tender offer to be made by a newly formed subsidiary of Thomson.

We think this is great news for our company and our customers. NewsEdge will be part of one of the world's premier e-information solutions companies - one that has a tremendous reputation for technology innovation and product excellence. On the strength of brands such as Dialog, Westlaw, SAEGIS, First Call/Thomson Financial and Primark, Thomson is the benchmark against which all other information companies are often measured.

NewsEdge will continue as a stand-alone business, aligned with Dialog, a worldwide leader in providing online-based information services to organizations seeking a competitive advantage. For NewsEdge, this means the considerable resources and reach of Thomson are now part of our essential DNA. For our customers, Thomson resources - specifically technology expertise, world-class content and editorial authority - are expected to be the catalyst for new features, functionality and usability for NewsEdge products that we believe will deliver even more power and value for you and your business.

In the near term, we expect your relationship with NewsEdge will to continue unchanged. Moving forward as part of Thomson, our focus will be on developing new products, refining current products and defining the next standard in content solutions, real-time news and information, and electronic publishing technologies.

We currently anticipate that this transaction will close in the second half of 2001, subject to the tender of a majority of eligible shares of NewsEdge and other customary closing conditions. We look forward to sharing more information on our progress soon. In the meantime, we encourage you to contact your NewsEdge sales representative with any questions you may have.

Respectfully,


Clifford Pollan                           Roy M. Martin, Jr.
President and CEO                         President and CEO
NewsEdge Corporation                      The Dialog Corporation

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THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY. IT DOES NOT CONSTITUTE AN
OFFER TO PURCHASE SHARES OF NEWSEDGE OR A SOLICITATION/RECOMMENDATION STATEMENT UNDER THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION. WE URGE ALL INVESTORS AND SECURITY-HOLDERS OF NEWSEDGE TO READ THOMSON'S TENDER OFFER STATEMENT AND NEWSEDGE'S SOLICITATION/RECOMMENDATION STATEMENT WHEN THEY ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION AND MAY BE OBTAINED FROM THE SECURITIES AND EXCHANGE COMMISSION FREE AT WWW.SEC.GOV.